Exhibit 4.n

Fidelity & Guaranty Life Insurance Company

SURRENDER CHARGE WAIVER RIDER – IMPAIRMENT

This rider is a part of the Contract to which it is attached. It is subject to the terms, conditions, and provisions contained in the Contract. The following provisions are added to the Contract. This rider will supersede any conflicting provisions of the Contract.

The availability of access to benefit guarantees or values is not intended to provide for long term care insurance.

RIDER SPECIFICATIONS TABLE

Impairment Qualifying Life	[Owner(s)]
Impairment Ineligibility Period	[[1] Contract Year]
Impairment Qualification Period	[90] consecutive days

RIDER OVERVIEW

WHEN IS THIS RIDER EFFECTIVE?

The rider effective date is the Issue Date.

WHAT BENEFIT DOES THIS RIDER PROVIDE?

Subject to the terms and qualification criteria outlined in this rider, any applicable Surrender Charges may be waived on Withdrawal and Surrender if the Impairment Qualifying Life is Impaired; this waiver is in lieu of, and not in addition to, any other Surrender Charge waiver available under Your Contract, including those attached by rider and/or endorsement.

When this waiver is available and applied, the Contract’s Account Value will not include application of a Surrender Charge.

RIDER SPECIFICATIONS

WHAT SPECIFICATIONS APPLY TO THIS SURRENDER CHARGE WAIVER?

This rider uses an Impairment Qualifying Life, Impairment Ineligibility Period, and Impairment Qualification Period.

WHERE ARE THE SPECIFICATIONS LOCATED FOR THIS SURRENDER CHARGE WAIVER?

All specifications applicable under this rider are shown in the Rider Specifications Table.

WHICH SPECIFICATIONS ARE GUARANTEED?

All specifications under this rider are guaranteed, including Impairment Qualifying Life, Impairment Ineligibility Period, and Impairment Qualification Period. These specifications are set on the rider effective date and will not change.

WHICH SPECIFICATIONS ARE NOT GUARANTEED AND ARE SUBJECT TO CHANGE?

All specifications applicable under this rider are guaranteed. However, the person(s) considered the Impairment Qualifying Life may change due to underlying changes in Your base Contract. For example, if the Impairment Qualifying Life is Owner(s) and a change in Owner occurs, then qualification after the change is based on the new Owner(s). Similarly, if the Impairment Qualifying Life is Annuitant(s) and a change in Annuitant occurs, then qualification after the change is based on the new Annuitant(s).

Any change to Owner(s) or Annuitant(s) is subject to the limitations of Your base Contract. If the Impairment Qualifying Life is Owner(s), then in the case of Non-Natural Owners, the Impairment Qualifying Life shall be any Annuitant(s).

[1]

RILA-SCWR-IMP (05-22)

Fidelity & Guaranty Life Insurance Company

SURRENDER CHARGE WAIVER RIDER – IMPAIRMENT (CONTINUED)

RIDER DEFINITIONS

ACTIVITIES OF DAILY LIVING (ADL)

Activities of Daily Living include:

•	Bathing: washing oneself by sponge bath or in either a tub or shower, including the tasks of getting into or out of the tub or shower;

•	Dressing: putting on and taking off all items of clothing and any necessary braces, fasteners, or artificial limbs;

•	Transferring: sufficient mobility to move into or out of a bed, chair, or wheelchair or to move from place to place, either via walking, a wheelchair, or other means;

•	Toileting: getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene;

•

Continence: ability to maintain control of bowel or bladder function or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for catheter or colostomy bag);

•	Eating: feeding oneself by getting food into the body from a receptacle (such as a cup, plate, or table) or by feeding tube or intravenously.

IMPAIRMENT QUALIFYING LIFE

Impairment Qualifying Life means the person or persons whose Impairment may result in qualification to utilize the Surrender Charge waiver, assuming all other qualifications outlined in this rider are met. Impairment Qualifying Life is shown in the Rider Specifications Table.

IMPAIRED

Impaired means unable to perform at least two (2) of the six (6) Activities of Daily Living without the physical assistance of another person, or the presence of another person within arm’s reach to prevent, by physical intervention, injury to the Impaired individual while performing the two (2) of six (6) Activities of Daily Living.

IMPAIRMENT

Impairment means the state of being Impaired. Impairment must be certified by a licensed Physician.

PHYSICIAN

Physician means a doctor of medicine who is:

•	Duly qualified;

•	Licensed in the United States of America; and

•	Performing within the scope of his or her license.

A Physician must not be: You; the Annuitant; or the brother, sister, parent, Spouse, or child of either You or the Annuitant or any spouse of the above.

WRITTEN PROOF OF IMPAIRMENT

Written Proof of Impairment means documentation from the attending Physician of the Impairment Qualifying Life providing sufficient detail as to the Impairment Qualifying Life’s Impairment.

[2]

RILA-SCWR-IMP (05-22)

Fidelity & Guaranty Life Insurance Company

SURRENDER CHARGE WAIVER RIDER – IMPAIRMENT (CONTINUED)

SURRENDER CHARGE WAIVER REQUEST

WHAT IMPAIRMENT QUALIFICATIONS MUST BE MET PRIOR TO WAIVER REQUEST?

Surrender Charges may be waived upon receipt of Written Request for this benefit if all the following qualification criteria are met:

•	The Impairment Qualifying Life shown in the Rider Specifications Table is Impaired.

•	Impairment begins after the rider effective date.

•

Impairment has continued for at least the Impairment Qualification Period. The Impairment Qualification Period is shown in the Rider Specifications Table and is measured in terms of consecutive days. The Impairment Qualification Period may begin during the Impairment Ineligibility Period; however, the Surrender Charge Waiver request may not be made until both the Impairment Ineligibility Period and Impairment Qualification Period have elapsed. No Surrender Charge applied during the Impairment Ineligibility Period will be waived.

WHEN CAN THE SURRENDER CHARGE WAIVER REQUEST BE MADE?

You may request the waiver of Surrender Charges after the Impairment Ineligibility Period has elapsed and all requirements outlined in the WHAT IMPAIRMENT QUALIFICATIONS MUST BE MET PRIOR TO WAIVER REQUEST provision are satisfied. The waiver is not available during the Impairment Ineligibility Period.

WHAT DOCUMENTATION IS REQUIRED TO REQUEST THE SURRENDER CHARGE WAIVER?

We will require a Written Request for the Surrender Charge waiver. Written Request must be subsequently accompanied by Written Proof of Impairment while the Impairment Qualifying Life is Impaired or within 90 days of the date on which the Impairment Qualifying Life was last Impaired. An exception to this time limit will be made for a period of up to one year when it can be shown that it was not reasonably possible to make a Written Request and provide Written Proof of Impairment within the required time period. This time limit will be waived altogether in the absence of legal capacity. We reserve the right to request documentation at least annually of continued Impairment.

WHEN DOES THE WAIVER APPLY, IF APPROVED?

Surrender Charges will be waived on any Withdrawals or Surrender which occur after the Written Request and Written Proof of Impairment are received, subject to Our approval. Written Proof of Impairment must be provided to Us according to the WHAT IMPAIRMENT QUALIFICATIONS MUST BE MET PRIOR TO WAIVER REQUEST and WHAT DOCUMENTATION IS REQUIRED TO REQUEST THE SURRENDER CHARGE WAIVER provisions. If Written Proof of Impairment is not provided within the required time frame, then the Surrender Charge Waiver request will be denied and Surrender Charges will apply to any applicable Withdrawal or Surrender as described in the CAN THE REQUEST FOR SURRENDER CHARGE WAIVER BE DENIED AND WHAT HAPPENS IF IT IS DENIED provision.

CAN THE REQUEST FOR SURRENDER CHARGE WAIVER BE DENIED AND WHAT HAPPENS IF IT IS DENIED?

Yes; the request may be denied if (i) any of the above impairment qualification criteria are not met or (ii) the required documentation is not provided. If Your request is denied, Withdrawal or Surrender proceeds will not be disbursed until You are notified of the denial and provided with the opportunity to accept or reject the proceeds including any Surrender Charge.

[3]

RILA-SCWR-IMP (05-22)

Fidelity & Guaranty Life Insurance Company

SURRENDER CHARGE WAIVER RIDER – IMPAIRMENT (CONTINUED)

GENERAL PROVISIONS

IS THIS RIDER PARTICIPATING AND DOES IT PROVIDE FOR PAYMENT OF DIVIDENDS?

No; this Rider is not participating and dividends are not payable.

IS THERE A CHARGE FOR THIS RIDER?

No; there is no explicit charge deducted from your Account Value for this rider.

WHEN DOES THIS RIDER TERMINATE?

The rider will terminate when the Contract terminates. Termination shall not prejudice the waiver of any Surrender Charges while the rider was in force.

Signed for the Company.

Fidelity & Guaranty Life Insurance Company

[
Chris Blunt ]
President

[4]

RILA-SCWR-IMP (05-22)